Exhibit 99.1

Investor Contact: Hayden IR Jeff Stanlis, Partner (602) 476-1821 jeff@haydenir.com

Press Release

For Immediate Release

NewCardio Announces New $1.5 Million Line of Credit with Existing Shareholders

Strengthens Company’s Position for Strategic Relationships and Facilitates Ongoing Commercialization of QTinno

SANTA CLARA, CA (July 29, 2010) – PR Newswire – NewCardio, Inc., (OTC BB: NWCI) a cardiac diagnostic technology provider, today announced that it has entered into a new line of credit with three of its existing shareholders, one of which is represented on the Board of Directors, to strengthen its financial position.  This will allow the company further time to fully commercialize its lead solution, QTinno™.

In conjunction with signing this credit line, the company withdrew the S-1 registration statement, previously filed with the Securities and Exchange Commission (SEC) as it does not currently intend to pursue the public offering. Management believes that the company has sufficient operating capital to sustain its operations and fund its business plan at this time.

The credit facility is part of a series of steps designed to improve the company’s ability to identify and attract potential strategic relationships and/or investors, which is intended to enable the company to maximize the value to be derived through continued development of its 3D platform technology.

Vincent W. Renz Jr., President and Chief Executive Officer of NewCardio, commented, “We appreciate the confidence shown by our original  investors in NewCardio, and we believe this line of credit is preferable to equity offerings we had been considering under the now-withdrawn S-1 Registration Statement.  In the last 60 days, we have re-organized our senior management team to focus on commercializing our technology and expanding our presence with pharmaceutical companies, clinical organizations and regulators. We have also taken steps to strengthen our financial position by reducing cash usage over the next six months. Now with this line of credit, we are confident we have sufficient resources to execute our strategy for QTinno as well as improve our position as we explore a number of strategic opportunities which will enable the accelerated development of our 3D platform technology. We look forward to updating our shareholders in more detail in a conference call in the coming weeks.”

Management anticipates conducting a conference call in mid-August to coincide with the release of its second quarter financial results for the period ended June 30, 2010. Management will schedule and announce a conference call prior to that date.

The new $1.5 million line of credit is being provided by existing investors that participated in the July 2009 credit line.  The conditions to advances, and rights of the lenders, are set forth in the credit line documents that are exhibits to NewCardio’s current report on Form 8-K, filed with the SEC contemporaneously with this press release.

In addition, as of this date, all previous commitments to fund the Company under prior credit lines have been met in full.

Mr. Renz continued, “We believe that the commitment of our original investors to provide an additional $1.5 million credit line, as well as fully fund all amounts on the existing current credit line, reinforces their confidence with the company, our management team and the recent changes we implemented.  Their support enables us to focus on our key commercialization and strategic initiatives.”

About NewCardio, Inc.

NewCardio is a cardiac diagnostic and services company developing and marketing proprietary software platform technologies to provide higher accuracy to, and increase the value of, the standard 12-lead ECG.  NewCardio's 3-D ECG software platform reduces the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect.  NewCardio's software products and services significantly improve the diagnosis and monitoring of cardiovascular disease, as well as cardiac safety assessment of drugs under development. For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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